Pricing Supplement No. 2023—USNCH15628 to Product Supplement No. EA-03-08 dated May 11, 2021,
Underlying Supplement No. 10 dated May 11, 2021, Prospectus Supplement and Prospectus each dated May 11, 2021
Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-255302 and 333-255302-03
Dated January 26, 2023
Citigroup Global Markets Holdings Inc. $11,764,000 Barrier Absolute Return Market Linked Notes (with daily barrier observation and conditional return for barrier event)

Linked to the Shares of the SPDR® Gold Trust Due July 31, 2024

All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description

The Barrier Absolute Return Market Linked Notes offered by this pricing supplement (the “notes”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), with a return at maturity linked to the performance of the shares of the SPDR® Gold Trust (the “underlying” or “ETF”) over the term of the notes. If a barrier event occurs on any trading day during the period from but excluding the trade date to and including the final valuation date (the “observation period”), meaning that the closing price of the underlying is less than the lower barrier or greater than the upper barrier on any trading day during the observation period, the issuer will pay the stated principal amount of the notes at maturity plus an amount equal to the conditional return of 2.00% of the stated principal amount. The lower barrier is equal to the initial underlying price minus 26.00% of the initial underlying price, and the upper barrier is equal to the initial underlying price plus 26.00% of the initial underlying price. If a barrier event does not occur on any trading day during the observation period, the issuer will pay the stated principal amount per note at maturity plus an amount reflecting the absolute value of the underlying return, regardless of whether the underlying return is positive or negative. Investing in the notes involves significant risks. You will not receive coupon payments during the term of the notes. You will not receive dividends or other distributions paid on the underlying. Because the lower barrier is equal to the initial underlying price minus 26.00% of the initial underlying price and the upper barrier is equal to the initial underlying price plus 26.00% of the initial underlying price, the maximum payment at maturity is $1,260.00 per note. You are not guaranteed to receive a payment at maturity on the notes that exceeds the stated principal amount. The repayment of the stated principal amount applies only if you hold the notes to maturity. Any payment on the notes, including any repayment of the stated principal amount provided at maturity, is subject to the creditworthiness of the issuer and the guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

Features	Key Dates

❑	Conditional Return at Maturity If a Barrier Event Occurs — If a barrier event occurs on any trading day during the observation period, the issuer will pay the stated principal amount at maturity plus an amount equal to the conditional return.

❑	Absolute Return Potential Only if No Barrier Event Occurs — If a barrier event does not occur on any trading day during the observation period, the issuer will pay the stated principal amount at maturity plus an amount reflecting the absolute value of the underlying return, regardless of whether the underlying return is positive or negative.

❑	Repayment of Principal at Maturity — If you hold the notes to maturity, you will receive at least the stated principal amount, regardless of the performance of the underlying. The repayment of the stated principal amount applies only if you hold the notes to maturity. Any payment on the notes is subject to the creditworthiness of the issuer and the guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

Trade date	January 26, 2023
Settlement date	January 31, 2023
Final valuation date[1]	July 26, 2024
Maturity date	July 31, 2024
[1]	See page PS-4 for additional details.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THERE IS CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND, ACCORDINGLY, MAY HAVE LIMITED OR NO LIQUIDITY.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “SUMMARY RISK FACTORS” BEGINNING ON PAGE PS-5 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS RELATING TO THE NOTES” BEGINNING ON PAGE EA-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE VALUE OF, AND THE RETURN ON, YOUR NOTES.

Notes Offering

We are offering Barrier Absolute Return Market Linked Notes Linked to the SPDR® Gold Trust. Any return at maturity will be determined by the performance of the underlying. The notes are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc.

Underlying	Initial Underlying Price	Lower Barrier	Upper Barrier	Conditional Return	CUSIP / ISIN
SPDR® Gold Trust (Ticker: GLD) (an “ETF”)	$179.47	$132.808, equal to the initial underlying price minus 26.00% of the initial underlying price	$226.132, equal to the initial underlying price plus 26.00% of the initial underlying price	2.00%	17331CKR7 / US17331CKR78

See “Additional Terms Specific to the Notes” in this pricing supplement. The notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per note	$1,000.00	$15.00	$985.00
Total	$11,764,000.00	$176,460.00	$11,587.540.00
(1)	On the date of this pricing supplement, the estimated value of the notes is $982.30 per note, which is less than the issue price. The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2)	The underwriting discount is $15.00 per note. CGMI, acting as principal, has agreed to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. has agreed to sell to CGMI, the aggregate stated principal amount of the notes set forth above for $985.00 per note. UBS Financial Services Inc. (“UBS”), acting as agent for sales of the notes, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the notes for $985.00 per note. UBS will receive an underwriting discount of $15.00 for each note it sells in this offering. UBS proposes to offer the notes to the public at a price of $1,000.00 per note. For additional information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Notes

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

You may access the accompanying product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant dates on the SEC website):

♦	Product Supplement No. EA-03-08 dated May 11, 2021:

https://www.sec.gov/Archives/edgar/data/200245/000095010321007048/dp150746_424b2-pp0308.htm

♦	Underlying Supplement No. 10 dated May 11, 2021:

https://www.sec.gov/Archives/edgar/data/200245/000095010321007028/dp150879_424b2-us10.htm

♦	Prospectus Supplement and Prospectus each dated May 11, 2021:

https://www.sec.gov/Archives/edgar/data/200245/000119312521157552/d423193d424b2.htm

References to “Citigroup Global Markets Holdings Inc.,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “notes” refers to the Barrier Absolute Return Market Linked Notes Linked to the Shares of the SPDR® Gold Trust that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Notes” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your decision to invest in the notes.

Dilution Adjustment for Certain Extraordinary Cash Distributions

For purposes of the notes offered by this pricing supplement, the definition of “Permitted Dividend” set forth in the second paragraph under the heading “Certain Extraordinary Cash Distributions” in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement shall be replaced with the following:

A “Permitted Dividend” is (1) any distribution of cash, by dividend or otherwise, to all holders of the applicable Underlying Units other than a dividend or other distribution that the Calculation Agent determines, in its sole discretion, is (a) by its terms or declared intent, declared and paid outside the normal dividend policy or historical dividend practice of the applicable Underlying or (b) a payment by such Underlying that such Underlying announces will be an extraordinary dividend and (2) any cash dividend or distribution made in the form of a fixed cash equivalent value for which the holders of the applicable Underlying Units have the option to receive either a number of Underlying Units or a fixed amount of cash.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-5 of this pricing supplement, “Shares of the SPDR® Gold Trust” beginning on page PS-11 of this pricing supplement, “Risk Factors Relating to the Notes” beginning on page EA-6 of the accompanying product supplement and “Fund Descriptions—The Select Sector SPDR® Funds—The SPDR® Gold Trust” beginning on page US-122 of the accompanying underlying supplement.

The notes may be suitable for you if, among other considerations:

♦	You fully understand the risks inherent in an investment in the notes, including the risk of receiving no return on your investment.

♦	You seek exposure to the absolute value of the performance of the underlying within a limited range, regardless of whether the underlying appreciates or depreciates.

♦	You can tolerate receiving only the stated principal amount at maturity if a barrier event does not occur and the final underlying price is equal to the initial underlying price.

♦	You can tolerate significant fluctuations in the value of the notes prior to maturity.

♦	You can tolerate receiving only the conditional return at maturity if a barrier event occurs.

♦	You understand and accept that you will only benefit from the absolute value of the underlying return if no barrier event occurs during the observation period, and you believe a barrier event will not occur during the observation period.

♦	You are willing to invest in the notes based on the lower barrier and upper barrier indicated on the cover page hereof.

♦	You do not seek current income from your investment and are willing to forgo dividends or any other distributions paid on the the underlying for the term of the notes.

♦	You understand and accept the risks associated with the underlying.

♦	You are willing and able to hold the notes to maturity, and accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the notes.

♦	You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations you might not receive any amounts due to you, including any repayment of the stated principal amount.

The notes may not be suitable for you if, among other considerations:

♦	You do not fully understand the risks inherent in an investment in the notes, including the risk of receiving no return on your investment.

♦	You seek an investment that has unlimited return potential.

♦	You cannot tolerate receiving only the stated principal amount at maturity if a barrier event does not occur and the final underlying price is equal to the initial underlying price.

♦	You cannot tolerate significant fluctuations in the value of the notes prior to maturity.

♦	You cannot tolerate receiving only the conditional return if a barrier event occurs.

♦	You believe a barrier event will occur during the observation period.

♦	You are unwilling to invest in the notes based on the lower barrier and upper barrier indicated on the cover page hereof.

♦	You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the underlying for the term of the notes.

♦	You do not understand or accept the risks associated with the underlying.

♦	You are unwilling or unable to hold the notes to maturity, or you seek an investment for which there will be an active secondary market.

♦	You are unwilling to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, including any repayment of the stated principal amount.

Final Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per note
Stated principal amount	$1,000.00 per note
Term	Approximately 1.5 years
Trade date	January 26, 2023
Settlement date	January 31, 2023
Final valuation date[1]	July 26, 2024
Maturity date	July 31, 2024
Underlying	SPDR® Gold Trust (Ticker: GLD)
Payment at maturity (per $1,000.00 stated principal amount of notes)

If a barrier event occurs during the observation period, Citigroup Global Markets Holdings Inc. will pay you a cash payment calculated as follows:

$1,000 + [$1,000 × conditional return]

If no barrier event occurs during the observation period, Citigroup Global Markets Holdings Inc. will pay you a cash payment calculated as follows:

$1,000 + ($1,000 × absolute value of the underlying return)

Because the lower barrier is equal to the initial underlying price minus 26.00% of the initial underlying price and the upper barrier is equal to the initial underlying price plus 26.00% of the initial underlying price, the maximum payment at maturity is $1,260.00 per note.

Barrier event	A barrier event will occur if, on any trading day during the observation period, the closing price of the underlying is less than the lower barrier or greater than the upper barrier
Lower barrier	Equal to the initial underlying price minus 26.00% of the initial underlying price, as set forth on the cover hereof
Upper barrier	Equal to the initial underlying price plus 26.00% of the initial underlying price, as set forth on the cover hereof
Observation period	The period from but excluding the trade date to and including the final valuation date.
Conditional return	2.00%
Trading day	A scheduled trading day on which a market disruption event has not occurred.
Underlying return	final underlying price – initial underlying price initial underlying price
Initial underlying price	The closing price of the underlying on the trade date, as set forth on the cover hereof

Final underlying price	The closing price of the underlying on the final valuation date

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF THE STATED PRINCIPAL AMOUNT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade date:	The closing price of the underlying (initial underlying price) is observed and the lower barrier and upper barrier are set.

Every trading day during the observation period:	The closing price of the underlying is observed.

Maturity date:

The final underlying price and underlying return are determined on the final valuation date.

If a barrier event occurs during the observation period, Citigroup Global Markets Holdings Inc. will pay you a cash payment calculated as follows:

$1,000 + [$1,000 × conditional return]

If no barrier event occurs during the observation period, Citigroup Global Markets Holdings Inc. will pay you a cash payment calculated as follows:

$1,000 + ($1,000 × absolute value of the underlying return)

[1]	Subject to postponement as described under “Description of the Notes—Certain Additional Terms for Notes Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the underlying. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may not receive any return on your investment in the notes — The return on the notes, if any, at maturity is linked to the performance of the underlying and depends on whether a barrier event occurs during the observation period. If a barrier event occurs during the observation period, you will receive a payment at maturity equal to the stated principal amount of your notes plus an amount equal to the conditional return. If a barrier event does not occur, the return on your investment in the notes will be equal to the absolute value of the underlying return and may be as low as zero. In either case, your return on the notes may be less than the amount that would be paid on conventional debt securities of ours of comparable maturity. The notes have been designed for investors who are willing to forgo market interest rates in exchange for a return, if any, based on the performance of the underlying.

♦	Your potential return on the notes is limited by the lower barrier and upper barrier — If a barrier event occurs during the observation period, your return on the notes will be limited to the conditional return. As a result, your potential return on the notes will in no event exceed the underlying return at which the lower barrier or upper barrier would be breached.

♦	If a barrier event occurs, you will receive the stated principal amount of your notes plus an amount equal to the conditional return, even if the final underlying price is between the lower barrier and the upper barrier — If a barrier event occurs on any trading day during the observation period, you will receive the stated principal amount of your notes plus an amount equal to the conditional return, even if the final underlying price is between the lower barrier and the upper barrier. Therefore, if a barrier event occurs at any point during the observation period, you will not benefit from any potentially greater return generated by the absolute value feature.

♦	If a barrier event does not occur and the underlying return is zero, you will not receive any return on your investment — If a barrier event does not occur on any trading day during the observation period and the underlying return is zero, you will be repaid the stated principal amount of your notes at maturity but will not receive any return on your investment.

♦	The probability that a barrier event will occur will depend in part on the volatility of the underlying — “Volatility” refers to the frequency and magnitude of changes in the price of the underlying. In general, the greater the volatility of the underlying, the greater the probability that the underlying will experience a large increase or decrease over the term of the notes and a barrier event will occur on any trading day during the observation period. The underlying has historically experienced significant volatility. As a result, there is a significant risk that a barrier event will occur during the observation period and that you will only receive a return equal to the conditional return. The terms of the notes are set, in part, based on expectations about the volatility of the underlying as of the trade date. If expectations about the volatility of the underlying change over the term of the notes, the value of the notes may be adversely affected, and if the actual volatility of the underlying proves to be greater than initially expected, the notes may prove to be riskier than expected on the trade date.

♦	The notes do not pay interest — Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

♦	Sale of the notes prior to maturity may result in a loss of principal — You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

♦	Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms — This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

♦	Investing in the notes is not equivalent to investing in the underlying — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the underlying. It is important to understand that, for purposes of measuring the performance of the underlying, the prices used will not reflect the receipt or reinvestment of dividends or distributions on the underlying.

♦	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc.

defaults on its guarantee obligations, you may not receive any payments that become due under the notes. As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the notes.

♦	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity — The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

♦	The estimated value of the notes on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying, the dividend yields on the underlying and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

♦	The estimated value of the notes would be lower if it were calculated based on our secondary market rate — The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

♦	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market — Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

♦	The value of the notes prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Notes” below, the payout on the notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the notes at issuance and the value of the notes prior to maturity. Accordingly, the value of your notes prior to maturity will fluctuate based on the price and volatility of the underlying, the dividend yields on the underlying, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer only applies if you hold the notes to maturity.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

♦	The notes are subject to risks associated with gold — The investment objective of the SPDR® Gold Trust is to reflect the performance of the price of gold bullion, less the expenses of the SPDR® Gold Trust’s operations. The price of gold is primarily affected by the global demand for and supply of gold. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors, including macroeconomic factors, such as the structure of and confidence in the global monetary system, expectations regarding the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is usually quoted), interest rates, gold borrowing and lending rates and global or regional economic, financial, political, regulatory, judicial or other events. Gold prices may be affected by industry factors, such as industrial and jewelry demand as well as lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold. Additionally, gold prices may be affected by levels of gold production, production costs and short-term changes in supply and demand due to trading activities in the gold market. From time to time, above-ground inventories of gold may also influence the market. It is not possible to predict the aggregate effect of all or any combination of these factors. The price of gold has recently been, and may continue to be, extremely volatile.

♦	There are risks relating to commodities trading on the London Bullion Market Association — The investment objective of the SPDR® Gold Trust is to reflect the performance of the price of gold bullion, less the expenses of the SPDR® Gold Trust’s operations. The price of gold is determined by the London Bullion Market Association (“LBMA”) or an independent service provider appointed by the LBMA. The LBMA is a self-regulatory association of bullion market participants. Although all market-making members of the LBMA are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LBMA itself is not a regulated entity. If the LBMA should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of the LBMA gold price as a global benchmark for the value of gold may be adversely affected. The LBMA is a principals’ market, which operates in a manner more closely analogous to an over-the-counter physical commodity market than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LBMA trading. For example, there are no daily price limits on the LBMA which would otherwise restrict fluctuations in the prices of LBMA contracts. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA gold price, which could adversely affect the value of the notes. The LBMA, or an independent service provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA gold price.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes — Any such research, opinions or recommendations could affect the price of the underlying and the value of the notes. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the price of the underlying and may have a negative impact on your interests as a holder of the notes. Investors should make their own independent investigation of the merits of investing in the notes and the underlying to which the notes are linked.

♦	The notes may become linked to assets other than the original underlying upon the occurrence of a reorganization event or upon the delisting of the underlying — For example, if an ETF enters into a merger agreement that provides for holders of the such underlying to receive shares of another entity, the shares of such other entity will become the applicable underlying for all purposes of the notes upon consummation of the merger. Additionally, if an underlying is delisted, or an ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the applicable underlying. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement.

♦	An adjustment will not be made for all events that may have a dilutive effect on or otherwise adversely affect the market price of the underlying — Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the notes may be adversely affected by such an event in a circumstance in which a direct holder of the applicable underlying would not.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the notes — We have hedged our exposure under the notes through CGMI or other of our affiliates, who have entered into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlying and other financial instruments related to the underlying and may adjust such positions during the term of the notes. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. Our affiliates and UBS and its affiliates may also engage in trading in the underlying or in instruments linked to the underlying on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the price of the underlying and reduce the return on your investment in the notes. Our affiliates or UBS or its affiliates may also issue or underwrite other notes or financial or derivative instruments with returns linked or related to the underlying. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the ETF, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes — If certain events occur, such as market disruption events, events with respect to the ETF that may require a dilution adjustment or the delisting of the underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect the payments on the notes. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred;

♦	if a market disruption event occurs on the final valuation date, determining whether to postpone the final valuation date;

♦	determining the price of the underlying if the price of the underlying is not otherwise available or a market disruption event has occurred;

♦	determining the appropriate adjustments to be made to the terms of the notes upon the occurrence of an event described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement; and

♦	selecting a successor ETF or performing an alternative calculation of the price of an underlying if the underlying is delisted or the ETF is liquidated or otherwise terminated (see “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting, Liquidation or Termination of an Underlying ETF” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

♦	Changes that affect the underlying may affect the value of your notes — The sponsors of the underlying may at any time make methodological changes or other changes in the manner in which it operates that could affect the value of the underlying. We are not affiliated with any such underlying sponsor and, accordingly, we have no control over any changes any such sponsor may make. Such changes could adversely affect the performance of the underlying and the value of and your return on the notes.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples and table below illustrate payments at maturity for a hypothetical offering of the notes under various scenarios, with the assumptions set forth below (the actual terms for the notes offering are listed on the cover page of this pricing supplement). Numbers in the examples and table below have been rounded for ease of analysis. You should not take these examples or the table below as an indication or assurance of the expected performance of the underlying. You should consider carefully whether the notes are suitable to your investment goals. Any payment on the notes is subject to our ability to pay our obligations as they become due and the ability of Citigroup Inc. to perform its obligations under the guarantee.

Stated principal amount:	$1,000
Term:	Approximately 1.5 years
Conditional return:	2.00%
Lower barrier:	Initial underlying price minus 24.50% of the initial underlying price
Upper barrier:	Initial underlying price plus 24.50% of the initial underlying price

EXAMPLES 1 THROUGH 3 ASSUME THAT A BARRIER EVENT OCCURRED DURING THE OBSERVATION PERIOD

Example 1 — The price of the underlying increases by 50% from the initial underlying price to the final underlying price. Because a barrier event occurred during the observation period, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus an amount equal to the conditional return, resulting in a payment at maturity per $1,000 stated principal amount, calculated as follows:

$1,000 + [$1,000 × conditional return]

$1,000 + ($1,000 × 2.00%)

$1,000 + $10 = $1,020

Because a barrier event occurred during the observation period, your return on the notes will be limited to the conditional return, which is less than the underlying return.

Example 2— The price of the underlying decreases by 15% from the initial underlying price to the final underlying price. Because a barrier event occurred during the observation period, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus an amount equal to the conditional return, resulting in a payment at maturity per $1,000 stated principal amount, calculated as follows:

$1,000 + [$1,000 × conditional return]

$1,000 + ($1,000 × 2.00%)

$1,000 + $10 = $1,020

Even though the final underlying price is between the lower barrier and the upper barrier, because a barrier event occurred during the observation period, you will not participate in the absolute value of the underlying return and will instead be limited to the conditional return.

Example 3— The price of the underlying decreases by 60% from the initial underlying price to the final underlying price. Because a barrier event occurred during the observation period, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus an amount equal to the conditional return, resulting in a payment at maturity per $1,000 stated principal amount, calculated as follows:

$1,000 + [$1,000 × conditional return]

$1,000 + ($1,000 × 2.00%)

$1,000 + $10 = $1,020

Because a barrier event occurred during the observation period, your return on the notes will be limited to the conditional return.

EXAMPLES 4 THROUGH 6 ASSUME THAT NO BARRIER EVENT OCCURRED DURING THE OBSERVATION PERIOD

Example 4 — The price of the underlying decreases by 15% from the initial underlying price to the final underlying price. Because no barrier event occurred during the observation period, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus an amount representing the absolute value of the underlying return, resulting in a payment at maturity per $1,000 stated principal amount, calculated as follows:

$1,000 + [$1,000 × absolute value of underlying return]

$1,000 + ($1,000 × |−15%|)

$1,000 + $150 = $1,150

Because no barrier event occurred during the observation period, you will receive a return equal to the absolute value of the underlying return.

Example 5 — The price of the underlying decreases by 0.50% from the initial underlying price to the final underlying price. Because no barrier event occurred during the observation period, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus an amount representing the absolute value of the underlying return, resulting in a payment at maturity per $1,000 stated principal amount, calculated as follows:

$1,000 + [$1,000 × absolute value of underlying return]

$1,000 + ($1,000 × |−0.50%|)

$1,000 + $5 = $1,005

Even though no barrier event occurred during the observation period, because the price of the underlying decreased by less than the conditional return from the initial underlying price to the final underlying price, your payment at maturity will be less than your payment at maturity if a barrier event had occurred.

Example 6 — The price of the underlying increases by 10% from the initial underlying price to the final underlying price. Because no barrier event occurred during the observation period, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus an amount representing the absolute value of the underlying return, resulting in a payment at maturity per $1,000 stated principal amount, calculated as follows:

$1,000 + [$1,000 × absolute value of underlying return]

$1,000 + ($1,000 × |10%|)

$1,000 + $100 = $1,100

Because no barrier event occurred during the observation period, you will receive a return equal to the absolute value of the underlying return.

Any payment on the notes, including any repayment of the stated principal amount at maturity, is subject to the creditworthiness of the issuer and the guarantor, and if the issuer and the guarantor were to default on their obligations, you could lose your entire investment.

Hypothetical Payment at Maturity (per note).

The table below illustrates, for a $1,000 investment in the notes, hypothetical payments at maturity for a hypothetical range of underlying returns and assume a lower barrier equal to the initial underlying price minus 24.50% of the initial underlying price and an upper barrier equal to the initial underlying price plus 24.50% of the initial underlying price. The actual lower barrier and upper barrier are listed on the cover page of this pricing supplement. The hypothetical payments at maturity set forth below are for illustrative purposes only. The actual payment at maturity applicable to a purchaser of the notes will depend on the final underlying price and whether a barrier event occurs during the observation period. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

	Barrier Event has occurred		Barrier Event has NOT occurred
Underlying Return	Return on the Notes	Payment at Maturity (per note)	Return on the Notes	Payment at Maturity (per note)
100.00%	2.00%	$1,020.00	N/A	N/A
90.00%	2.00%	$1,020.00	N/A	N/A
80.00%	2.00%	$1,020.00	N/A	N/A
70.00%	2.00%	$1,020.00	N/A	N/A
60.00%	2.00%	$1,020.00	N/A	N/A
50.00%	2.00%	$1,020.00	N/A	N/A
40.00%	2.00%	$1,020.00	N/A	N/A
30.00%	2.00%	$1,020.00	N/A	N/A
24.50%	2.00%	$1,020.00	24.50%	$1,245.00
20.00%	2.00%	$1,020.00	20.00%	$1,200.00
15.00%	2.00%	$1,020.00	15.00%	$1,150.00
10.00%	2.00%	$1,020.00	10.00%	$1,100.00
5.00%	2.00%	$1,020.00	5.00%	$1,050.00
0.00%	2.00%	$1,020.00	0.00%	$1,000.00
−5.00%	2.00%	$1,020.00	5.00%	$1,050.00
−10.00%	2.00%	$1,020.00	10.00%	$1,100.00
−15.00%	2.00%	$1,020.00	15.00%	$1,150.00
−20.00%	2.00%	$1,020.00	20.00%	$1,200.00
−24.50%	2.00%	$1,020.00	24.50%	$1,245.00
−30.00%	2.00%	$1,020.00	N/A	N/A
−40.00%	2.00%	$1,020.00	N/A	N/A
−50.00%	2.00%	$1,020.00	N/A	N/A
−60.00%	2.00%	$1,020.00	N/A	N/A
−70.00%	2.00%	$1,020.00	N/A	N/A
−80.00%	2.00%	$1,020.00	N/A	N/A
−90.00%	2.00%	$1,020.00	N/A	N/A
−100.00%	2.00%	$1,020.00	N/A	N/A

The SPDR® Gold Trust

The SPDR® Gold Trust is an exchange-traded fund that seeks to provide investment results that correspond generally to the performance of the price of gold bullion (the “underlying commodity”), less the SPDR® Gold Trust’s expenses. The SPDR® Gold Trust holds gold bars and from time to time, issues shares in exchange for deposits of gold and distributes gold in connection with the redemption of shares. The shares of the SPDR® Gold Trust are designed for investors who want a cost-effective and convenient way to invest in gold.

The shares of the SPDR® Gold Trust represent units of fractional undivided beneficial interest in and ownership of the SPDR® Gold Trust. The SPDR® Gold Trust is a passive investment vehicle and the trustee of the SPDR® Gold Trust does not actively manage the gold held by the SPDR® Gold Trust. The trustee of the SPDR® Gold Trust sells gold held by the SPDR® Gold Trust to pay the SPDR® Gold Trust’s expenses on an as needed basis irrespective of then-current gold prices. Currently, the SPDR® Gold Trust’s only recurring fixed expense is World Gold’s fee which accrues daily at an annual rate equal to 0.40% of the daily net asset value of the SPDR® Gold Trust, in exchange for World Gold assuming the responsibility to pay all ordinary fees and expenses of the SPDR® Gold Trust.

Information provided to or filed with the SEC by the SPDR® Gold Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-233191 and 001-32356, respectively, through the SEC’s website at http://www.sec.gov. The underlying shares of the SPDR® Gold Trust trade on the NYSE Arca under the ticker symbol “GLD.”

Please refer to the section “Fund Descriptions— The SPDR® Gold Trust” in the accompanying underlying supplement for additional information.

We have derived all information regarding the SPDR® Gold Trust from publicly available information and have not independently verified any information regarding the SPDR® Gold Trust. This pricing supplement relates only to the notes and not to the SPDR® Gold Trust. We make no representation as to the performance of the SPDR® Gold Trust over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the SPDR® Gold Trust is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices of, and dividends paid on, shares of the SPDR® Gold Trust from January 2, 2013 through January 26, 2023. The closing price of the SPDR® Gold Trust on January 26, 2023 was $179.47. The initial underlying price with respect to shares of the SPDR® Gold Trust will be their closing price on the trade date. We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. Since its inception, the price of the shares of the SPDR® Gold Trust has experienced significant fluctuations. The historical performance of the shares of the SPDR® Gold Trust should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the shares of the SPDR® Gold Trust during the term of the notes. We cannot give you assurance that the performance of the shares of the SPDR® Gold Trust will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that the SPDR® Gold Trust will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the shares of the SPDR® Gold Trust.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
01/02/13	03/28/13	$163.67	$151.41	$0.00000
04/01/13	06/28/13	$154.67	$115.92	$0.00000
07/01/13	09/30/13	$136.72	$118.09	$0.00000
10/01/13	12/31/13	$130.56	$114.82	$0.00000
01/02/14	03/31/14	$133.10	$118.00	$0.00000
04/01/14	06/30/14	$128.04	$119.70	$0.00000
07/01/14	09/30/14	$128.78	$116.21	$0.00000
10/01/14	12/31/14	$120.02	$109.79	$0.00000
01/02/15	03/31/15	$125.23	$110.21	$0.00000
04/01/15	06/30/15	$117.53	$112.24	$0.00000
07/01/15	09/30/15	$112.06	$103.93	$0.00000
10/01/15	12/31/15	$113.81	$100.50	$0.00000
01/04/16	03/31/16	$121.50	$102.89	$0.00000
04/01/16	06/30/16	$126.68	$115.63	$0.00000
07/01/16	09/30/16	$130.52	$124.78	$0.00000
10/03/16	12/30/16	$125.32	$107.34	$0.00000
01/03/17	03/31/17	$119.70	$110.47	$0.00000
04/03/17	06/30/17	$123.10	$116.04	$0.00000
07/03/17	09/29/17	$128.13	$115.28	$0.00000
10/02/17	12/29/17	$123.82	$118.01	$0.00000
01/02/18	03/29/18	$128.83	$124.31	$0.00000
04/02/18	06/29/18	$128.11	$118.22	$0.00000
07/02/18	09/28/18	$119.15	$111.10	$0.00000

10/01/18	12/31/18	$121.25	$112.54	$0.00000
01/02/19	03/29/19	$126.70	$121.02	$0.00000
04/01/19	06/28/19	$134.20	$119.94	$0.00000
07/01/19	09/30/19	$146.66	$130.62	$0.00000
10/01/19	12/31/19	$142.90	$137.01	$0.00000
01/02/20	03/31/20	$157.81	$138.04	$0.00000
04/01/20	06/30/20	$167.37	$149.45	$0.00000
07/01/20	09/30/20	$193.89	$166.62	$0.00000
10/01/20	12/31/20	$183.19	$166.67	$0.00000
01/04/21	03/31/21	$182.87	$157.49	$0.00000
04/01/21	06/30/21	$178.77	$161.92	$0.00000
07/01/21	09/30/21	$171.17	$161.32	$0.00000
10/01/21	12/31/21	$174.50	$163.92	$0.00000
01/03/22	03/31/22	$191.51	$166.99	$0.00000
04/01/22	06/30/22	$184.65	$168.46	$0.00000
07/01/22	09/30/22	$168.32	$151.23	$0.00000
10/03/22	12/30/22	$169.64	$151.45	$0.00000
01/03/23	01/26/23*	$181.11	$170.52	$0.00000

As of the date of this pricing supplement, available information for the first calendar quarter of 2023 includes data for the period from January 3, 2023 through January 26, 2023. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2023.

The graph below illustrates the performance of the SPDR® Gold Trust from January 2, 2013 to January 26, 2023. The closing price of the SPDR® Gold Trust on January 26, 2023 was $179.47. We obtained the closing prices of the SPDR® Gold Trust from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing prices of the SPDR® Gold Trust should not be taken as an indication of future performance and no assurance can be given as to the final underlying price or any future closing price of the SPDR® Gold Trust. We cannot give you assurance that the performance of the SPDR® Gold Trust will result in a positive return on your initial investment at maturity.

United States Federal Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment.

If you are a U.S. Holder (as defined in the accompanying product supplement), you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule. However, special rules may apply if the payment at maturity on the notes is treated as becoming fixed prior to maturity. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement for a more detailed discussion of the special rules.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of 5.105%, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $1,078.641  at maturity. The following table states the amount of interest (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on a note) that will be deemed to have accrued with respect to a note for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above:

ACCRUAL PERIOD			OID DEEMED TO ACCRUE DURING ACCRUAL PERIOD (PER NOTE)	TOTAL OID DEEMED TO HAVE ACCRUED FROM ISSUE DATE (PER NOTE) AS OF END OF ACCRUAL PERIOD
Issue Date	—	June 30, 2023	$21.271	$21.271
July 1, 2023	—	December 31, 2023	$26.068	$47.339
January 1, 2024	—	June 30, 2024	$26.733	$74.072
July 1, 2024	—	Maturity Date	$4.569	$78.641

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”) or indices that include Underlying Securities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2025 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any Underlying Security and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the notes, will receive an underwriting discount of $15.00 for any note sold in this offering. UBS, as agent for sales of the notes, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the notes sold in this offering for $985.00 per note. UBS proposes to offer the notes to the public at a price of $1,000.00 per note. UBS will receive an underwriting discount of $15.00 for each note it sells to the public. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

During a temporary adjustment period immediately following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. CGMI currently expects that the temporary adjustment period will be approximately five months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the notes and other factors that cannot be predicted. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the notes offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such notes and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the notes.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated May 11, 2021, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on May 11, 2021, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the notes nor the issuance and delivery of the notes and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the notes and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the notes offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such notes and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the notes offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such notes by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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